Exhibit (h)(3)(q)
RESTATED EXPENSE LIMITATION AGREEMENT
     THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”) is made as of July 1, 2008, by and among Pacific Life Funds (the “Trust”), a Delaware statutory trust, Pacific Life Fund Advisors LLC (“Adviser” or “PLFA”), a Delaware limited liability company, and Pacific Life Insurance Company (“Administrator” or “Pacific Life”), an insurance company domiciled in Nebraska. This Agreement supersedes the prior agreement dated May 1, 2007.
WITNESSETH:
     WHEREAS, the Trust is a Delaware statutory trust and is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company;
     WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each series representing interests in a separate portfolio of securities and other assets (each a “Fund,” and collectively, the “Funds”), the applicable Funds are designated in Schedule A hereto, which may be amended from time to time;
     WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated June 13, 2001, as amended, and transferred from Pacific Life to PLFA effective May 1, 2007, (“Advisory Agreement”), pursuant to which the Adviser is authorized to provide investment advisory services for the Trust and each of its Funds for compensation based on the value of the average daily net assets of the Funds;
     WHEREAS, the Trust and the Administrator have entered into an Administration and Shareholder Services Agreement dated June 13, 2001, as amended to date, (“Administration Agreement”), pursuant to which the Administrator is authorized to provide or procure administrative services for the Trust and each of its Funds for a fee, which changed from 0.35% to 0.30% effective July 1, 2008, of the average daily net assets of the Funds;
     WHEREAS, the Trust, the Adviser, and the Administrator have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of the Funds at levels agreeable to the Trust, the Adviser, and the Administrator.
     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:
I. Expense Limitation.
     A. Fund Operating Expenses. For purposes of this Agreement “Fund Operating Expenses” shall consist of the ordinary operating expenses incurred by a Fund in any fiscal year, including organizational expenses, but not including the following: investment advisory fees; distribution and/or service fees; dividends on securities sold short; acquired fund fees and expenses; interest; taxes (including foreign taxes on dividends, interest and gains); brokerage commissions and other transactional expenses; extraordinary expenses, such as litigation; and other expenses not incurred in the ordinary course of each fund’s business.
B. Operating Expense Limit. The maximum operating expense limit with respect to a Fund shall be the amount specified in Schedule A attached hereto (the “Operating Expense Limit”), which may be amended from time to time, based on a percentage of the average daily net assets of the Funds for the period described in Section I.D.
C. Applicable Expense Limit. To the extent that the Fund Operating Expenses incurred by a Fund exceed the Operating Expense Limit, as defined in Section I.B. above, the Adviser shall waive or reduce its respective fees, or a portion thereof, under the Advisory Agreement or otherwise reimburse each Fund, as applicable, for such excess amount (the “Excess Amount”). To the extent that the Operating Expense Limit for a Fund is lower than the Administrator’s fee of 0.30%, the Administrator shall waive or reduce its fee to the level of the Operating Expense Limit.
D. Method of Computation. To determine the Adviser’s obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each Fund shall be annualized. If the annualized Fund Operating Expenses of a Fund at the end of any month during which this Agreement is in effect exceed the Operating Expense Limit for that Fund, the Adviser shall waive or reduce its fee under the Advisory Agreement or remit to that Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay the Excess Amount computed on the last day of the month.
E. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to a Fund with respect to the previous fiscal year shall equal the Excess Amount.
F. Repayment. Each Fund agrees to repay the Administrator, out of assets belonging to that Fund, any fees reduced and repay the Adviser, out of assets belonging to that Fund, any Fund Operating Expenses in excess of the Operating Expense Limit paid, reimbursed or otherwise absorbed by the Adviser, during the term of this Agreement, provided that the Administrator and/or Adviser will not be entitled to repayment for any amount by which such repayment would cause Fund Operating Expenses, together with the Administrative fee of 0.30%, during the fiscal year of such repayment to exceed the then current Operating Expense Limit. Except to the extent consistent with generally accepted accounting principles and the position of the staff of the SEC at the time, no amount will be repaid to the Administrator and/or Adviser by a Fund more than three fiscal years after the year in which the Administrator reduced its fee and/or the Adviser reduced its fee, reimbursed or otherwise absorbed the Excess Amount. Any amounts waived by the Administrator and/or Adviser are not subject to repayment.

II. Term and Termination of Agreement.
The Agreement shall automatically renew for one-year terms beginning each July 1, unless the Adviser and/or the Administrator provide written notice of termination of the Agreement to the Trust and the other party, at least ten (10) days prior to the end of the then current term, except that the repayment obligations described in Section I.F. of the Agreement shall survive for the period indicated in that Section, and provided further that such repayment obligations shall not apply with respect to PF Portfolio Optimization Model A Fund, PF Portfolio Optimization Model B Fund, PF Portfolio Optimization Model C Fund, PF Portfolio Optimization Model D Fund, and PF Portfolio Optimization Model E Fund.
III. Miscellaneous.
A. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rules or order of the SEC thereunder.
B. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the administration fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, the Administration Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement, Administration Agreement or the 1940 Act.
C. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
D. Limitation of Liability. The Administrator and Adviser shall look only to the assets of the respective Fund for performance of this Agreement and repayment of any claim hereunder that the Administrator and/or Adviser may have with respect to a Fund, and neither any of the other Funds of the Trust, nor any of the Trust’s trustees, officers, employees, agents or shareholders, shall be liable therefore.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers designated below on the day and year first above written.
PACIFIC LIFE FUNDS

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	Chief Executive Officer	Title:	Secretary
PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	President & Chief Executive Officer	Title:	Vice President & Secretary
PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	President & Chief Executive Officer	Title:	Vice President & Secretary

SCHEDULE A
OPERATING EXPENSE LIMIT FOR PACIFIC LIFE FUNDS
Effective: July 1, 2008 through June 30, 2009

Maximum Operating Expense Limit
(as a Percentage of average daily net assets)
PL Portfolio Optimization Conservative Fund	0.00%
PL Portfolio Optimization Moderate-Conservative Fund	0.00%
PL Portfolio Optimization Moderate Fund	0.00%
PL Portfolio Optimization Moderate-Aggressive Fund	0.00%
PL Portfolio Optimization Aggressive Fund	0.00%
PL Money Market Fund	0.30%
PL International Value Fund	0.30%
PL Large-Cap Value Fund	0.30%
PL Short Duration Bond Fund	0.30%
PL Growth LT Fund	0.30%
PL Mid-Cap Equity Fund	0.30%
PL Large-Cap Growth	0.30%
PL International Large-Cap Fund	0.30%
PL Floating Rate Loan Fund*	0.30%
PL Small-Cap Growth Fund	0.30%
PL Small-Cap Value Fund	0.30%
PL Main Street® Core Fund	0.30%
PL Emerging Markets Fund	0.30%
PL Managed Bond Fund	0.30%
PL Inflation Managed Fund	0.30%
PL Comstock Fund	0.30%
PL Mid-Cap Growth Fund	0.30%
PL Real Estate Fund	0.30%

*	Effective 7/1/08
PACIFIC LIFE FUNDS

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	Chief Executive Officer	Title:	Secretary
PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	President & Chief Executive Officer	Title:	Vice President & Secretary
PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	President & Chief Executive Officer	Title:	Vice President & Secretary